Exhibit 10.2

AMREP Corporation

2016 EQUITY INCENTIVE PLAN

DEFERRED STOCK UNIT AGREEMENT

This DEFERRED STOCK UNIT AGREEMENT (the “Agreement”) is entered into as of ________________ (the “Grant Date”), between AMREP Corporation (the “Company”) and ________________ (the “Grantee”), a member of the Board of Directors of the Company (the “Board”).

RECITALS

A.            The AMREP Corporation 2016 Equity Incentive Plan (the “Plan”) provides for the grant of deferred stock units.  The Board has decided to make a deferred stock unit grant as an inducement for the Grantee to promote the best interests of the Company and its shareholders.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Award. The Company hereby grants to Grantee, and Grantee hereby accepts from the Company, subject to the terms and conditions set forth in this Agreement and in the Plan, ______________ deferred stock units of the Company (the “DSUs”).  Each DSU represents the right to receive one share of the Company’s Common Stock, par value $.10 per share (“Common Stock”), subject to the terms and conditions set forth in this Agreement and the Plan. The shares of Common Stock that are issuable upon vesting of the DSUs are referred to in this Agreement as “Shares.”  Subject to the provisions of Section 2(b) hereof, this award of DSUs is irrevocable and is intended to conform in all respects with the Plan.

2. Vesting. The DSUs shall be fully vested on the Grant Date.

3. Distribution of Shares.

(a) Distribution Upon Attainment of Settlement Date.  Unless Grantee has made a proper deferral election, the Company will distribute to Grantee (or to Grantee’s estate in the event that his or her death occurs before distribution of the corresponding Shares), within thirty (30) days after the Settlement Date, the Shares of Common Stock represented by DSUs.  The “Settlement Date” with respect to a DSU is the first day of the month to follow the Grantee’s Termination of Service (as defined in the Plan) as a Director of the Company; provided that a Grantee may elect, in accordance with procedures to be established by the Board, that such Settlement Date will be deferred as elected by the Grantee to such later time as may be permitted by the Board.

(b) Compliance with Law. The Company shall not be obligated to issue to Grantee the Shares unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements, including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

(c) General Rule of Deferrals and Accelerations. Neither the Company nor the Grantee shall have the right to accelerate or defer the delivery of any shares under this Agreement except to the extent specifically permitted under Section 409A of the Internal Revenue Code of 1986, as amended.

4. Restrictions on Transfer. This Agreement may not be transferred, assigned, pledged or otherwise encumbered by Grantee in any manner whatsoever, except that it may be transferred by will or the laws of descent and distribution. References to Grantee, to the extent relevant in the context, shall include references to authorized transferees. Without the prior written consent of the Company, Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, any DSUs (each, a “transfer”). Any such transfer by Grantee in violation of this Section 4 shall be void and of no force or effect, and shall result in the immediate forfeiture of all DSUs.

5. Cash Dividends and Other Shareholder Rights. On each date on which the Company pays any cash dividend on account of Shares, the Company shall pay to the Grantee that amount equal to (a) the amount of cash paid in such distribution multiplied by (b) the number of DSUs granted hereunder. Except as set forth in this Section 5 and in the Plan, neither Grantee nor any person claiming under or through Grantee shall be, or have any rights or privileges of, a shareholder of the Company in respect of the Shares issuable pursuant to the DSUs granted hereunder until the Shares have been delivered to Grantee.

6. Withholding of Taxes. The Company’s obligation to deliver Shares to Grantee upon the Settlement Date shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (“Withholding Taxes”). The Company may take such steps as it deems necessary or desirable for satisfaction of Withholding Taxes.

7. Notices. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery, deposit with a nationally recognized courier service, or five days after deposit in the United States Post Office, postage prepaid, addressed to the other party hereto at the address shown beneath his, her or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7.

8. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of New Jersey without regard to any applicable conflicts of laws.

9. Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which is furnished to Grantee with this Agreement.

10. No Right to Status as a Director. This Agreement shall not be construed as giving Grantee the right to continued employment, service as a Director, or any other relationship with the Company.

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11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

12. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

13. Amendment; Waiver; Miscellaneous. This Agreement may be amended or modified only by a written instrument executed by both the Company and Grantee. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion. If there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

14. Entire Agreement. This Agreement and the Plan embody the entire agreement of the parties hereto with respect to the DSUs, the Shares and all other matters contained herein. This Agreement and the Plan supersede and replace any and all prior oral or written agreements with respect to the subject matter hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

AMREP CORPORATION

By:
Name:
Title:

I hereby accept the DSU described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Board shall be final and binding.

Grantee:
Name:
Date:

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